Exhibit 4.7

FIRST AMENDING AGREEMENT to the Amended and Restated Credit Agreement dated as of June 16, 2015, entered into in the City of Montreal, Province of Quebec, as of June 24, 2016,

AMONG:	VIDÉOTRON LTÉE, a company constituted in accordance with the laws of Quebec, having its registered office at 612 St. Jacques Street, 18th floor, in the City of Montreal, Province of Quebec (hereinafter called the “Borrower”)

AND:	THE LENDERS, AS DEFINED IN THE CREDIT AGREEMENT (the “Lenders”)

AND:	ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT FOR THE LENDERS, a Canadian bank, having a place of business at 200 Bay Street, 12th floor, South Tower, Royal Bank Plaza, in the City of Toronto, Province of Ontario (hereinafter called the “Agent”)

WHEREAS the parties hereto are parties to a credit agreement originally dated as of November 28, 2000, as amended and restated as of July 20, 2011, as amended by a First Amending Agreement dated as of June 14, 2013, a Second Amending Agreement dated as of January 28, 2015, and a Third Amending Agreement creating an Amended and Restated Credit Agreement dated as of June 16, 2015 (the “Original Credit Agreement”, and as amended pursuant to this Agreement, the “Credit Agreement”);

WHEREAS the Borrower has requested certain amendments to the Original Credit Agreement to extend the Term of the Revolving Facility and the Unsecured Facility, provide for a mechanism for future extensions, adjust Margins, increase the amount of the Swing Line Commitment, add US$ borrowings, and other matters; and

WHEREAS the Lenders have unanimously agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 18.14 and 18.15 of the Original Credit Agreement, as evidenced by the signature of each party hereto on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.	INTERPRETATION

All of the words and expressions which are capitalized herein shall have the meanings ascribed to them in the Original Credit Agreement unless otherwise indicated herein.

II.	AMENDMENTS

1. Subsection 1.1.5 of the Original Credit Agreement is amended to add US$ borrowing options, and now provides as follows:

“1.1.5 “Advance” means any advance by a Lender under this Agreement, including, with respect to (a) the Revolving Facility, direct Advances by way of Prime Rate Advances, Swing Line Advances, US Base Rate Advances and Libor Advances, and indirect Advances by way of BA Advances and the issuance of Letters of Credit, (b) the Unsecured Facility, direct Advances by way of Prime Rate Advances, US Base Rate Advances and Libor Advances, and indirect Advances by way of BA Advances and the issuance of Letters of Credit, and (c) the Finnvera Term Facility, the “Tranche A CDOR Advances” as defined in Schedule “P”.”.

2. Subsection 1.1.57 of the Original Credit Agreement is amended to add a reference to a Libor Advance, and now provides as follows:

“1.1.57 “Designated Period” means, with respect to a Libor Advance or a BA Advance, a period designated by the Borrower in accordance with Sections 4.11, 6.1 and 6.4, respectively.”.

3. New subsections 1.1.96A, 1.1.96B, 1.1.96C and 1.1.96D are added to the Original Credit Agreement to provide for Libor borrowings, as follows:

“1.1.96A “LIBOR” means, with respect to any Designated Period of 1, 2, 3 or 6 months relating to a Libor Advance under the Revolving Facility or the Unsecured Facility, the average rate for deposits in US$ for a period comparable to the Designated Period which is quoted on Reuters Screen Libor01 Page, at or about 11:00 a.m. (London, England time), determined two Banking Days prior to the date on which a Libor Advance is to be made in accordance with Section 5.5, provided that if such rate is negative, it shall be deemed to be nil; if such quote is unavailable, then LIBOR shall be determined by the Agent as the average of the rate at which deposits in US$ for a period similar to the Designated Period and in amounts comparable to the amount of such Libor Advance are offered by the Libor Reference Lenders to prime banks in the London inter-bank market at or about 11:00 a.m. London, England time on the date of such determination.

In any event, the rate determined in accordance with the above-mentioned Reuter’s page or inter-bank offered rate (the “Quoted Rate”) shall be adjusted for reserve requirements of any affected Lender in accordance with the following formula to obtain the applicable LIBOR:

LIBOR=	Quoted Rate
1.00 - Reserve Percentage

2.

where “Reserve Percentage” means the rate (expressed as a decimal) applicable to the Agent, during the relevant Designated Period under regulations, directives or guidelines issued from time to time by the Board of Governors of the Federal Reserve System (in the USA), by the Office of the Superintendent of Financial Institutions (in Canada) or by any other applicable regulatory agency, for determining the reserve requirement applicable to the Facilities or to facilities similar thereto (including any basic, supplemental, emergency or marginal reserve requirement) of the Agent, respectively, with respect to “Eurocurrency liabilities”, as that term is defined under such regulations or for the purposes of complying with such directives or guidelines. All adjustments to the Quoted Rate shall occur and be effective as of the effective date of any change in the Reserve Percentage (to the extent that the Lenders claiming entitlement to such adjustment are affected thereby), and the Agent will use reasonable efforts to advise the Borrower of any such change as soon as practicable (provided that the Agent shall not be liable if it fails to do so).

1.1.96B “Libor Advance” means, at any time, the part of the Advances with respect to which the Borrower has chosen to pay interest on the Libor Basis.

1.1.96C “Libor Basis” means the basis of calculation of interest on Libor Advances, or any part thereof, made in accordance with the provisions of Sections 5.3 and 5.4.

1.1.96D “Libor Reference Lenders” means Royal Bank of Canada, The Toronto-Dominion Bank and Bank of America, N.A., Canada Branch, or such other Lender(s) appointed by the Agent with the consent of the Borrower in replacement of the said Lender(s).”.

3.

4. Subsection 1.1.101 of the Original Credit Agreement (definition of “Margin”) is deleted and replaced by the following:

“1.1.101 “Margin” means, (a) under the Revolving Facility, for Prime Rate Advances, US Base Rate Advances, Libor Advances, Stamping Fees, LC Fees and Standby Fees, the following annual percentages depending on the then-applicable Leverage Ratio (“x” in the table below), determined at the times and in the manner set out below the tables:

Revolving Facility

Leverage Ratio	Standby Fee	Prime Rate/US Base Rate Plus	Stamping Fees / LC Fees / LIBOR
x >4.50	0.5250%	1.625%	2.625%
4.50≥ x >4.00	0.4500%	1.25%	2.25%
4.00≥ x >3.50	0.4000%	1.00%	2.00%
3.50≥ x >2.75	0.3400%	0.70%	1.70%
2.75≥ x >1.75	0.2900%	0.45%	1.45%
x ≤ 1.75	0.2700%	0.35%	1.35%

and (b), under the Unsecured Facility, for Prime Rate Advances, US Base Rate Advances, Libor Advances, Stamping Fees, LC Fees and Standby Fees, the following annual percentages depending on the then-applicable Leverage Ratio (“x” in the table below), determined at the times and in the manner set out below the table:

Unsecured Facility

Leverage Ratio	Standby Fee	Prime Rate/US Base Rate plus	Stamping Fees / LC Fees / LIBOR
x >4.50	0.650%	2.00%	3.000%
4.50≥ x >4.00	0.600%	1.75%	2.75%
4.00≥ x >3.50	0.500%	1.50%	2.50%
3.50≥ x >2.75	0.415%	1.075%	2.075%
2.75≥ x >1.75	0.350%	0.80%	1.80%
x ≤ 1.75	0.330%	0.675%	1.675%

Each change resulting from a change in the Leverage Ratio shall be effective with respect to all outstanding Loan Obligations retroactively from the first day of each fiscal quarter of the Borrower, and shall be based on the financial statements and Compliance Certificates required by subsections 12.15.1 and 12.15.2, as applicable, and the Leverage Ratio derived from such financial statements. Thus, the financial statements and Compliance Certificates which shall be delivered 60 days after quarter-end and 90 days after year-end (based on unaudited results and subject to readjustment upon delivery of a second Compliance Certificate in accordance with the provisions of subsection 12.15.2(b)) will be used to calculate the Leverage Ratio applicable from the first day of the quarter in which such financial statements and Compliance Certificates were to be delivered. For example, the financial statements and Compliance Certificates to be delivered in respect of the quarter ending May 31 of any year of the Term shall be delivered by July 30 of that year, and shall be used to calculate the Leverage Ratio for the period from June 1 of that year to August 31 of that year. If, as a result of an increase in the Leverage Ratio, the Margin has increased, the Agent will advise the Borrower and the Lenders and the Borrower will pay all

4.

additional amounts that may be due to the Lenders within 2 Business Days of being advised of the amount due. If, as a result of a reduction in the Leverage Ratio, the Margin has been reduced, the Agent shall advise the Borrower and the Lenders and the amounts owed to the Borrower (a) will be deducted from the Stamping Fees otherwise payable in the case of a BA Advance, on the next Rollover Date of the relevant BA Advance, or (b) in the case of Prime Rate Advances, US Base Rate Advances or Libor Advances, will be deducted from the interest otherwise payable by the Borrower on the next interest payment date contemplated by Section 5.2 or Section 4.11, or (c) in the case of Letters of Credit, will be deducted from the LC Fees otherwise payable by the Borrower on the next LC Fee payment date contemplated by subsection 4.2.2, and (d) if no interest or Stamping Fees are payable during that period, the Lenders shall remit the necessary amounts to the Agent for payment to the Borrower.”.

5. Subsection 1.1.109 of the Original Credit Agreement is amended to add provisions related to Libor Advances, and now provides as follows:

“1.1.109 “Notice of Borrowing” means, (i) with respect to the Revolving Facility or the Unsecured Facility, a notice substantially in the form of Schedule “B” transmitted to the Agent by the Borrower in accordance with the provisions of Section 4.1, 4.2 or 4.11, or of subsection 6.1.1, and (ii) with respect to the Finnvera Term Facility, a Tranche A Notice of Borrowing, as defined in Schedule “P”.”.

6. Subsection 1.1.125 of the Original Credit Agreement is amended by replacing the reference to Section 5.7 with a reference to Section 5.10. Consequently, subsection 1.1.125 now provides as follows:

“1.1.125 “Revolving Facility Fees” means the fees payable to the Agent and to the Revolving Facility Lenders, as set out in Section 5.10.”.

7. Subsection 1.1.127 of the Original Credit Agreement is amended to add provisions related to Libor Advances, and now provides as follows:

“1.1.127 “Rollover Date” means, with respect to a Libor Advance or a BA Advance, the date of any such Advance, or the first day of any Designated Period.”.

8. Subsection 1.1.132 of the Original Credit Agreement is amended to add provisions related to Libor Advances, and now provides as follows:

“1.1.132 “Selected Amount” means, with respect to a BA Advance, the amount of the Advances in Canadian Dollars which the Borrower has asked to obtain by the issuance of Bankers’ Acceptances in accordance with Section 6.1, and with respect to a Libor Advance, the amount of the Advances in US Dollars in respect of which the Borrower has asked, in accordance with Section 4.11, that the interest payable thereon be calculated on the Libor Basis.”.

5.

9. Subsection 1.1.141 of the Original Credit Agreement is amended by replacing the reference to subsection 5.7.1 with a reference to subsection 5.10.1. Consequently, subsection 1.1.141 now provides as follows:

“1.1.141 “Standby Fee” has the meaning ascribed to it in subsection 5.10.1.”.

10. Subsection 1.1.145 of the Original Credit Agreement is amended by changing the amount from “$25,000,000” to “$35,000,000”. Consequently, the subsection now provides as follows:

“1.1.145 “Swing Line Commitment” means $35,000,000.”.

11. Subsection 1.1.152 of the Original Credit Agreement is amended by deleting both of the dates “July 20, 2020”, and replacing them with “July 20, 2021”. Consequently, subsection 1.1.152 now provides as follows:

“1.1.152 “Term” means, with respect to the Revolving Facility, the period commencing on the Closing Date and terminating on July 20, 2021, with respect to the Unsecured Facility, the period commencing on the Third Amendment Closing Date and terminating on the earlier of the Conversion Date-Total and July 20, 2021, and with respect to the Finnvera Term Facility, the period commencing on November 13, 2009 and terminating on the “Maturity Date” as defined in Schedule “P”.”.

12. Subsection 1.1.160 of the Original Credit Agreement is amended by replacing the reference to Section 5.7 with a reference to Section 5.10. Consequently, subsection 1.1.160 now provides as follows:

“1.1.160 “Unsecured Facility Fees” means the fees payable to the Agent and to the Unsecured Facility Lenders, as set out in Section 5.10.”.

13. Subsection 1.1.163 of the Original Credit Agreement is amended to permit US$ Advances in addition to those permitted pursuant to Original Credit Agreement via the Swing Line Advances. Consequently, subsection 1.1.163 now provides as follows:

“1.1.163 “US Base Rate Advance” means, at any time, the part of the Advances in US Dollars with respect to which the Borrower has chosen, or, in accordance with the provisions hereof, is obliged, to pay interest on the US Base Rate Basis.”.

14. The last paragraph of Section 2.1 of the Original Credit Agreement is amended by replacing the reference to subsection 5.7.1 with a reference to subsection 5.10.1. Consequently, the last paragraph of Section 2.1 now provides as follows:

“Irrespective of whether or not any Swing Line Advances have been made or remain outstanding, the amount available under the Revolving Facility (other than for the purposes of the calculation under subsection 5.10.1) shall be deemed to be reduced by an amount equal to the Swing Line Commitment.”.

6.

15. Section 2.2 of the Original Credit Agreement is amended to permit US$ Advances in addition to those permitted pursuant to Original Credit Agreement via the Swing Line Advances, and now provides as follows:

“2.2         The Revolving Facility and the Unsecured Facility

All Advances under the Revolving Facility and the Swing Line Advances shall be in Canadian Dollars or US$ and may be repaid and re-borrowed by the Borrower at all times during the Term. All Advances under the Unsecured Facility shall be in Canadian Dollars or US$ and, subject to the provisions of Sections 4.1, 4.2, 4.10, 4.11, 6.1, and 6.13, may be repaid and re-borrowed by the Borrower at all times during the Term.”.

16. Subsection 2.3.1 of the Original Credit Agreement is amended to add a reference to Section 4.11, and now provides as follows:

“2.3.1 Intention of the Parties. The Unsecured Facility is intended to be used to supplement the Credit available under the Revolving Facility, which is limited due to the restrictions described in the first sentence of subsection 2.3.2. Accordingly, as noted in Sections 4.1, 4.2, 4.10, 4.11, 6.1, and 6.13, the Revolving Facility is intended to be drawn up to the Threshold Amount at all times prior to any utilization of the Unsecured Facility, provided, however, that notwithstanding said intention and the aforementioned Sections, the Lenders and the Agents hereby acknowledge and agree that if at any time prior to the occurrence of a Default that is continuing or an Event of Default that has not been waived, the aggregate principal amount of the Advances outstanding under the Revolving Facility is less than the Threshold Amount, the Borrower shall not be required to repay, cash collateralize or cancel, as the case may be, any Bankers Acceptances, Libor Advances or Letters of Credit outstanding under the Unsecured Facility prior to their respective maturity or expiry dates.”.

17. A new Section 2.5 is added to the Original Credit Agreement to provide for the possibility of annual extensions of the Term of the Revolving Facility and the Unsecured Facility, and Section 2.5 of the Original Credit Agreement becomes Section 2.6. The new Section 2.5 provides as follows:

“2.5         Extension of Term - Revolving and Unsecured Facilities

By notice in writing to the Agent for delivery to the Revolving Facility Lenders and the Unsecured Facility Lenders (in this Section, the “Facility Lenders”) given at any time during the period commencing April 21 and terminating on May 21 of each year after 2016, the Borrower may request (a “Renewal Request”) that the Facility Lenders extend the Term of the Revolving Facility and the Unsecured Facility (the “Relevant Facilities”) for an additional period of one year from the date on which the Term of the Relevant Facilities would otherwise have expired. Each Renewal

7.

Request must be made in respect of both of the Relevant Facilities, and any Facility Lender that responds to the Renewal Request shall be required to give the same decision (consent or no consent) in respect of both of the Relevant Facilities.

The Facility Lenders undertake to respond to the Renewal Request not more than 30 days from receipt. If any Facility Lender fails to so respond, such Facility Lender shall be deemed to be a Non-Consenting Lender, as defined below. Each Renewal Request must be consented to by Lenders holding not less than  2/3 of the Commitments under each of the Relevant Facilities (herein the “Special Majority Lenders”), failing which it will be deemed to have been refused.

At the option and expense of the Borrower (including the fee payable under subsection 16.2.2(f) hereof), and provided the Special Majority Lenders have consented to the Renewal Request, any Facility Lender not consenting thereto (a “Non-Consenting Lender”) may be replaced, in whole or in part, by one or more Facility Lenders, or by a new Facility Lender satisfactory to the Borrower, the Agent, the Issuing Lenders and the Swing Line Lenders, in each case acting reasonably. In such case, such Non-Consenting Lender shall promptly assign its rights, benefits and obligations as a Facility Lender to such other or new Facility Lender in accordance with the provisions of Section 16.2.2. If, and to the extent that, the full amount of the Commitments of any Non-Consenting Lender is not so assumed, (a) all Loan Obligations owed to such Non-Consenting Lender shall be fully repaid (together with interest and fees related thereto) by the Borrower to such Non-Consenting Lender on, and (b) the Commitments of such Non-Consenting Lender will terminate on, the then-applicable expiry date of the Term, without regard to the extension sought in the Renewal Request, and the Credit under the Relevant Facilities shall be reduced accordingly on that date.”.

18. Section 4.1 of the Original Credit Agreement is amended to contemplate US Base Rate Advances and to change notification deadlines, and now provides as follows:

“4.1         Notice of Borrowing - Direct Advances

Subject to the applicable provisions of this Agreement, including Section 4.10, on any Business Day during the Disbursement Period, the Borrower shall be entitled to request Advances under the Revolving Facility, and/or, if the aggregate principal amount of the Advances outstanding under the Revolving Facility will not be less than the Threshold Amount (on the date said requested Advances under the Unsecured Facility are made), under the Unsecured Facility, on one or more occasions, up to the maximum amount of the Credit under the Revolving Facility and/or under the Unsecured Facility, as applicable, by way of Prime Rate Advances and US Base Rate Advances in minimum amounts of Canadian $1,000,000 or US$1,000,000 respectively, and whole multiples thereof, provided that at least one (1) Business Day prior to the day on which any Prime Rate Advance or US Base Rate Advance is required (other than a Swing Line Advance, which shall be made in accordance with the provisions of Section 4.3), the Borrower shall have provided to the Agent an irrevocable telephone notice at or before 12:00 p.m. on any Business Day, followed by the immediate delivery of a written Notice of Borrowing. Notices of

8.

Borrowing in respect of Letters of Credit, Swing Line Advances, Libor Advances and BA Advances shall be given in accordance with the provisions of Sections 4.2, 4.3, 4.11, and 6.1, respectively.”.

19. Subsection 4.3.1 of the Original Credit Agreement is amended by changing the time for notice. Consequently, subsection 4.3.1 now provides as follows:

“4.3.1 Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make Swing Line Advances to the Borrower on any Business Day from time to time prior to the expiry of the Term. Swing Line Advances (other than by Letters of Credit) may be made or drawn by way of overdrafts on the Borrower’s account with the Swing Line Lender or by way of irrevocable same Business Day telephone notice at or before 12:00 p.m. followed by the delivery on the same day of a written notice of confirmation. Swing Line Advances by Letter of Credit shall be subject to the prior notice as required by the Swing Line Lender in accordance with its normal practices and shall not exceed $1,000,000 in the aggregate outstanding at any time.”.

20. Section 4.8 of the Original Credit Agreement is amended to refer to Libor Advances as well as Bankers’ Acceptances, and now provides as follows:

“4.8         Limits on BA Advances, Libor Advances and Letters of Credit

Nothing in this Agreement shall be interpreted as authorizing the Borrower to issue Bankers’ Acceptances or borrow by way of Libor Advances for a Designated Period expiring or, subject to subsection 4.2.1, to cause to be issued Letters of Credit maturing, on a date which is after the expiry of the Term.”.

21. Section 4.9 of the Original Credit Agreement is amended to recognize that US$ borrowings can be made under either the Revolving Facility or the Unsecured Facility, and now provides as follows:

“4.9         Excess Resulting From Exchange Rate Change

Any time that, following one or more fluctuations in the exchange rate of the US Dollar against the Canadian Dollar, the sum of:

4.9.1 the Equivalent Amount in Canadian Dollars of Loan Obligations under the Revolving Facility or the Unsecured Facility in US Dollars; and

4.9.2 the Loan Obligations under the Revolving Facility or the Unsecured Facility in Canadian Dollars;

exceeds the amount of the Credit under the Revolving Facility or the Unsecured Facility then available, the Borrower shall promptly either (i) make the necessary payments or repayments to the Agent to reduce the Loan Obligations under the Revolving Facility or the

9.

Unsecured Facility, as applicable, to an amount equal to or less than the available amount of the Credit under the Revolving Facility or the Unsecured Facility, as the case may be, or (ii) maintain or cause to be maintained with the Agent, deposits of Canadian Dollars in an amount equal to or greater than the amount by which the Loan Obligations under the Revolving Facility or the Unsecured Facility, as the case may be, exceed the available amount of the Credit under the Revolving Facility or the Unsecured Facility, as the case may be, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall, on the date of each request for an Advance or on the date of any interest payment or on each Acceptance Date or Rollover Date, make the necessary exchange rate calculations to determine whether any such excess exists on such date and, if there is an excess, it shall so notify the Borrower.”.

22. Subsection 4.10.2 of the Original Credit Agreement is amended to add a reference to US$ borrowings made under the Unsecured Facility, and now provides as follows:

“4.10.2 there are Prime Rate Advances or US Base Rate Advances outstanding under the Unsecured Facility;”

23. A new Section 4.11 is added to the Original Credit Agreement to permit Libor Advances, and provides as follows:

“4.11         Libor Advances and Conversions

Subject to the applicable provisions of this Agreement, including Section 4.10, on any Business Day during the Disbursement Period, upon an irrevocable telephone notice to the Agent given prior to 12:00 p.m., at least three Business Days prior to the date of a proposed Libor Advance, followed by the immediate delivery of a written Notice of Borrowing, the Borrower may request that (a) a Libor Advance be made, (b) that one or more US Base Rate Advances not borrowed as Libor Advances be converted into one or more Libor Advances, or (c) that a Libor Advance or any part thereof be extended, as the case may be, in each case, under the Revolving Facility. If the aggregate principal amount of the Advances outstanding under the Revolving Facility will not be less than the Threshold Amount on the date of a requested Libor Advance under the Unsecured Facility, the Borrower may also make such request under the Unsecured Facility. Each Selected Amount with respect to each Designated Period shall be in an amount of not less than US$1,000,000, and shall be in whole multiples of US$1,000,000. The Agent shall determine the LIBOR which will be in effect on the Rollover Date (which in such case must be a Banking Day), with respect to the Selected Amount or to each of the Selected Amounts, as the case may be, having a Designated Period of 10 to 180 days (or such other period as may be available and acceptable to the Agent) from the Rollover Date. However, if the Borrower has not delivered a notice to the Agent in a timely manner in accordance with the provisions of this Section 4.11, the Borrower shall be deemed to have chosen to have the interest on the amount of such Advance calculated on the US Base Rate Basis.

10.

24. The title to Section 5.1 of the Original Credit Agreement is amended to contemplate US Base Rate Advances, and now provides as follows:

“5.1         Interest on the Prime Rate Basis and the US Base Rate Basis”.

25. The title to Section 5.2 of the Original Credit Agreement is amended to contemplate US Base Rate Advances, and now provides as follows:

“5.2         Payment of Interest on the Prime Rate Basis and the US Base Rate Basis”.

26. New Sections 5.3, 5.4 and 5.5 are added to the Original Credit Agreement to provide for Libor Advances, and Sections 5.3 to 5.8 of the Original Credit Agreement become Sections 5.6 to 5.11. The new Sections 5.3 to 5.5 provide as follows:

“5.3         Interest on the Libor Basis

The principal amount of any of the Libor Advances which at any time and from time to time remains outstanding shall bear interest, calculated daily, on the daily balance of such Libor Advance, from the date of each Libor Advance or Rollover Date, at the annual rate (calculated based on a 360-day year) applicable to each of such days which corresponds to the LIBOR applicable to each Selected Amount, plus the Margin, and shall be effective as and from the date of each Libor Advance or Rollover Date up to but excluding the last day of the Designated Period of such Libor Advance.

5.4         Payment of Interest on the Libor Basis

The interest payable in accordance with the provisions of Section 5.3 and calculated in the manner described therein on the amount outstanding from time to time is payable to the Agent for the account of the Lenders, in arrears,

5.4.1 on the last day of the applicable Designated Period when the Designated Period is 1 to 3 months,

5.4.2 when the applicable Designated Period exceeds 3 months, on the last Business Day of each period of 3 months during such Designated Period and on the last day of the applicable Designated Period.

provided that if any Designated Period would otherwise end on a day that is not a Business Day, such Designated Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Designated Period into another calendar month, in which event such Designated Period shall end on the immediately preceding Business Day.

11.

5.5         Fixing of LIBOR

LIBOR shall be notified to the Borrower at approximately 11:00 a.m., two Banking Days prior to the relevant Rollover Date.”.

27. Subsection 6.1.1 of the Original Credit Agreement is amended by replacing the time “10:00 A.M.” with the time “12:00 p.m.”. Consequently, subsection 6.1.1 now provides as follows:

“6.1.1 Subject to the applicable provisions of this Agreement, including Section 6.13, on any Business Day during the Disbursement Period, as part of the Credit available under the Revolving Facility, and/or, if the aggregate principal amount of the Advances outstanding under the Revolving Facility will not be less than the Threshold Amount (on the date said requested Advances under the Unsecured Facility are made), as part of the Credit available under the Unsecured Facility, by providing to the Agent an irrevocable telephone notice at or before 12:00 p.m. on any Business Day followed by the immediate delivery of a written Notice of Borrowing to the Agent, given at least two (2) Business Days prior to the date of the Advance or the Rollover Date (for the purposes of this Article 6 called the “Acceptance Date”), the Borrower may request that a BA Advance be made, that one or more Advances not borrowed as BA Advances be converted into one or more BA Advances or that a BA Advance or any part thereof be extended, as the case may be (the “BA Request”).

Bankers’ Acceptances shall be issued on each Acceptance Date or Rollover Date, in a minimum Selected Amount, with respect to each Designated Period, of $5,000,000 or such greater amount which is an integral multiple of $1,000,000, shall have a Designated Period of 10 to 180 days (or such other period as may be available and acceptable to the Agent), subject to availability, and shall, in no event, mature on a date after the expiry of the applicable Term.”.

28. Subsection 6.4.3 of the Original Credit Agreement is amended by replacing the time “10:00 A.M.” with the time “12:00 p.m.”. Consequently, subsection 6.4.3 now provides as follows:

“6.4.3 at latest at 12:00 p.m., two (2) Business Days prior to the Rollover Date of each Bankers’ Acceptance then outstanding and reaching maturity, notify the Agent by way of a notice substantially in the form of Schedule “B-1” (but omitting paragraph 3 thereof) that it intends to deposit in its account for the account of the Lenders on the Rollover Date an amount equal to the principal amount of each such Bankers’ Acceptance.”.

29. The first paragraph of Section 7.4 of the Original Credit Agreement is amended to add a reference to Libor Advances, and now provides as follows:

“The Borrower shall indemnify each Lender against any loss or expense (including any loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained

12.

by it in order to make or maintain any Advance and any loss or expense incurred in liquidating or re-employing deposits from which such funds were obtained) which such Lender may sustain or incur as a consequence of any: (a) default by the Borrower in the payment when due of the amount of or interest on any Loan Obligations or in the payment when due of any other amount hereunder, (b) default by the Borrower in obtaining an Advance after the Borrower has given notice hereunder that it desires to obtain such Advance, (c) default by the Borrower in making any voluntary reduction of the outstanding amount of any Loan Obligations after the Borrower has given notice hereunder that it desires to make such reduction, and (d) payment of any Bankers’ Acceptance, Libor Advance or Tranche A CDOR Advance otherwise than on the maturity date thereof (including without limitation any such payment required pursuant to Section 8.1 or upon acceleration pursuant to Section 14.2). A certificate of the Agent or the Finnvera Facility Agent, as applicable providing reasonable particulars of the calculation of any such loss or expense shall be conclusive and binding in the absence of manifest error. If any Lender becomes entitled to claim any amount pursuant to this Section 7.4, it shall promptly notify the Borrower, through the Agent or the Finnvera Facility Agent, as applicable, of the event by reason of which it has become so entitled and reasonable particulars of the related loss or expense, provided that the failure to do so promptly shall not prejudice the Lenders’ right to claim hereunder.”.

30. Section 7.6 of the Original Credit Agreement is amended to add references to Libor Advances, and now provides as follows:

“7.6         Market Disruption

If, at any time or from time to time, the Requisite Disruption Lenders provide notice to the Agent that:

7.6.1(a) with respect to BA Advances, there no longer exists a market for Bankers’ Acceptances, or (b) with respect to Libor Advances, as a result of market conditions, (i) there exists no appropriate or reasonable method to establish LIBOR, for a Selected Amount or a Designated Period, or (ii) US Dollar deposits are not available to the Lenders in such market in the ordinary course of business in amounts sufficient to permit them to make a Libor Advance, for a Selected Amount or a Designated Period, or (c) with respect to BA Advances or Prime Rate Advances, (i) the Bankers’ Acceptance Discount Rate is unavailable and the Agent is unable to provide the alternative rate described in the definition of “Bankers’ Acceptance Discount Rate”, or (ii) the Bankers’ Acceptance Discount Rate does not adequately and fairly reflect the cost to each such Requisite Disruption Lender of funding such Advance as determined by each such Requisite Disruption Lender in good faith, or (iii) the Prime Rate or the US Base Rate at such time does not adequately and fairly reflect the cost to each such Requisite Disruption Lender of funding such Advance as determined by each such Requisite Disruption Lender in good faith;

13.

any of the foregoing, a “Market Disruption Event”, then in any such case:

7.6.2 the Borrower and the Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing to a substitute basis for determining the applicable Bankers’ Acceptance Discount Rate or LIBOR. Any alternate basis (which may include having recourse to the Market Disruption Prime Rate and/or the Market Disruption US Base Rate) agreed upon pursuant to the foregoing sentence shall, with the prior consent of each of the Lenders affected by the Market Disruption Event and the Borrower, be binding on all of them;

7.6.3 failing such agreement, the substitute basis for determining the applicable Bankers’ Acceptance Discount Rate or LIBOR shall be as notified to the Borrower by each affected Lender, accompanied by a certificate of such affected Lender setting out the appropriate substitute rate for the particular form of Advance in question, and accompanied by reasonable explanations and calculations, provided that such substitute rate shall not exceed the relevant rate of non-affected Lenders by more than 1.50%; and

7.6.4 to the extent that the Advances affected by the Market Disruption Event are (a) US Base Rate Advances, the applicable US Base Rate for all affected Lenders shall be the Market Disruption US Base Rate, and (b) Prime Rate Advances, the applicable Prime Rate for all affected Lenders shall be the Market Disruption Prime Rate.”.

31. The first paragraph of Section 8.2 of the Original Credit Agreement is amended by adding a reference to US Base Rate Advances and to Libor breakage costs, and now provides as follows:

“On any Business Day during the Term, after having given notice to the Agent substantially in the form of Schedule “B-1” of one (1) Business Day with respect to the repayment of Prime Rate Advances and US Base Rate Advances and two (2) Business Days with respect to BA Advances and Libor Advances, and subject to Sections 4.10 and 6.13, the Borrower may repay in minimum amounts of $1,000,000 or US$1.000.000, or in whole multiples of such amount, all or part of the principal amount of the Loan Obligations under the Revolving Facility or under the Unsecured Facility, for the account of the Revolving Facility Lenders or the Unsecured Facility Lenders, respectively, provided that in respect of any Libor Advance, no repayment may be made on a day other than on the maturity date of such Libor Advance, save as permitted by the terms of Section 8.3, and in respect of a BA Advance, no repayment shall be made on a date other than a maturity date of the Bankers’ Acceptances outstanding at that time, save as provided in Section 8.3, with, in each case, all interest accrued and unpaid on the amounts so prepaid.”.

14.

32. Section 8.3 of the Original Credit Agreement is amended by adding a second paragraph to contemplate breakage costs in the event of the prepayment of a Libor Advance, and now provides as follows:

“8.3         Cash Collateralization of BA Advances and Payment of Losses Resulting From a Prepayment

If a prepayment to be made would require the repayment of outstanding Bankers’ Acceptances prior to their maturity, the Borrower shall provide to the Agent cash collateral in an amount equal to the face amount of such Bankers’ Acceptances which cash collateral shall be held by the Agent in an interest bearing account and used to repay same at maturity.

If a prepayment in respect of a Libor Advance is made on a date other than its maturity date, contrary to the provisions of this Agreement, simultaneously with such prepayment the Borrower shall pay to the Lenders the losses, costs and expenses suffered or incurred by the Lenders with respect to such prepayment, which are referred to in Section 7.4.”.

33. Section 8.5 of the Original Credit Agreement is amended by replacing the time “11:00 A.M.” with the time “12:00 p.m.”. Consequently, Section 8.5 now provides as follows:

“8.5         Payments by the Borrower to the Agent

All payments to be made by the Borrower in connection with this Agreement shall be made in funds having same day value to the Agent, at the Agency Branch, or at any other office or account in Toronto or Montreal designated by the Agent. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 12:00 p.m.”.

34. Section 8.6 of the Original Credit Agreement is amended to refer to an exception for the repayment of Libor Advances set out in Section 5.4, and now provides as follows:

“8.6         Payment on a Business Day

Each time a payment, repayment or prepayment is due on a day that is not a Business Day, it shall be made on the following Business Day, subject to Section 5.4 with respect to interest payments on Libor Advances.”.

35. The first part of subsection 12.15.2 (b) of the Original Credit Agreement is amended by replacing the number “75” with the number “90”. Consequently, the portion in question of subsection 12.15.2 (b) now provides as follows:

“(b)	Within 90 days following the end of each financial year of the Borrower,”.

15.

36. Subsection 12.15.3 (a) and (b) of the Original Credit Agreement are amended to provide for different delays, and now provide as follows:

“(a)	Within 90 days following the end of each financial year of the Borrower, the Annual Business Plan, which shall promptly be submitted to the Agent for the Lenders; and

(b)

Within 75 days following the end of each financial quarter of the Borrower (other than the 4th quarter, in respect of which the delay shall be 90 days) in which the Leverage Ratio exceeded 4.0:1, a certificate of the Borrower signed by its chief financial officer or treasurer or another officer of the Borrower acceptable to the Agent, certifying a detailed calculation of Excess Cash Flow (in such form and providing such detail as the Agent may reasonably require) during such quarter (the “Excess Cash Flow Certificate”); and”.

37. Schedule “B” of the Original Credit Agreement is amended to add references to US$ Advances. The new Schedule “B” is annexed to this First Amending Agreement.

III.	REPRESENTATIONS AND WARRANTIES

The Borrowers and Guarantors hereby represent and warrant to the Lenders, the Agent, the Finnvera Lenders and the Finnvera Facility Agent as follows:

1. the execution, delivery and performance by the Borrowers and the Guarantors of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; and

2. this Amendment constitutes a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against each such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

IV.	EFFECTIVE DATE AND CONDITIONS

1. This First Amending Agreement shall become effective as of June 24, 2016 (the “Effective Date”), subject to the fulfilment of all conditions precedent set out herein.

2. On the Effective Date, the Original Credit Agreement shall be modified by the foregoing amendments. The parties hereto agree that the changes to the Original Credit Agreement set out herein and the execution hereof shall not constitute novation and all the Security shall continue to apply to the

16.

Original Credit Agreement, as amended hereby, and all other obligations secured thereby. Without limiting the generality of the foregoing and to the extent necessary, (i) the Lenders, the Agent and the Finnvera Facility Agent reserve all of their rights under each of the Security Documents, and (ii) each of the Borrower and the Guarantors obligates itself again in respect of all present and future obligations under, inter alia, the Credit Agreement.

V.	CONDITIONS PRECEDENT

1. The Borrower shall pay all fees and costs, including (a) the fees referred to in the Borrower’s request letter dated June 8, 2016, and (b) legal fees associated with this Agreement incurred by the Agent as contemplated and restricted by the provisions of Section 12.14 of the Credit Agreement.

2. This First Amending Agreement shall have been signed by all of the parties hereto and fully executed counterparts shall have been received by the Agent.

3. The Borrower shall provide to the Agent and the Finnvera Facility Agent the opinion of its counsel, in form and substance acceptable to the Agent and the Lenders’ counsel, with respect to (i) the power, capacity, and authority of the Borrower and each of the Guarantors to enter into or intervene in this Agreement and to perform its obligations hereunder, (ii) the enforceability of this Agreement in accordance with its terms, (iii) the continued enforceability (unaffected hereby) of all of the Security, and (iv) such other matters as may reasonably be requested by the Agent or its counsel.

4. The representations and warranties of the Borrower and each Guarantor set forth in the Credit Agreement shall be true and correct in all respects on and as of the Effective Date (except that where such representations and warranties are qualified by reference to a date, they shall be true and correct as at such date).

5. The representations and warranties in Article IV of this Amendment shall be true and correct in all material respects as of the date hereof.

6. At the time of and immediately after giving effect to this First Amending Agreement, no Default or Event of Default shall have occurred or be continuing.

VI.	MISCELLANEOUS

1. All of the provisions of the Original Credit Agreement that are not amended hereby shall remain in full force and effect.

2. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec.

17.

3. The parties acknowledge that they have required that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.

18.

VIDÉOTRON LTÉE

Per:	/s/ Chloé Poirier
Cholé Poirier
Vice President and Treasurer

Per:	/s/ Jean-François Pruneau
Jean-François Pruneau
Vice President

ROYAL BANK OF CANADA, as Agent

Per:	/s/ Rodica Dutka
Rodica Dutka
Manager, Agency

Per:	N/A

THE REVOLVING FACILITY LENDERS AND UNSECURED FACILITY LENDERS:

ROYAL BANK OF CANADA		NATIONAL BANK OF CANADA

Per:	/s/ Pierre Bouffard	Per:	/s/ Luc Bernier
	Pierre Bouffard		Luc Bernier
	Authorized Signatory		Managing Director

Per:		Per:	/s/ François Montigny
François Montigny
Managing Director

BANK OF AMERICA, N.A., Canada Branch		THE BANK OF NOVA SCOTIA

Per:	/s/ Medina Sales de Andrade	Per:	/s/ Bob King
	Medina Sales de Andrade, VP		Bob King
Managing Director

Per:		Per:	/s/ Sean Flinn
Sean Flinn
Associate Director

THE TORONTO-DOMINION BANK		BANK OF MONTREAL

Per:	/s/ (signature)	Per:	/s/ Martin Stevenson
Martin Stevenson
Managing Director

Per:	/s/ (signature)	Per:

CAISSE CENTRALE DESJARDINS		CANADIAN IMPERIAL BANK
OF COMMERCE

Per:	/s/ Catherine McCarthy	Per:	/s/ Philippe Boivin
	Catherine McCarthy		Philippe Boivin
	Directeur, Financement Corporatif		Director
Director, Corporate Banking

Per:	/s/ Dominique Parizeau	Per:	/s/ Anissa Rabia-Zeribi
	Dominique Parizeau		Anissa Rabia-Zeribi
	Directeur général		Executive Director
Gestion du Portefeuille, Grandes Entreprises
Managing Director
Portfolio Management, Corporate Banking

HSBC BANK CANADA		JPMORGAN CHASE BANK, N.A.

Per:	/s/ (signature)	Per:	/s/ Jeffrey Coleman
Jeffrey Coleman
Executive Director

Per:	/s/ (signature)	Per:

THE BANK OF TOKYO–MITSUBISHI, LTD., CANADA BRANCH		CITIBANK, N.A., Canadian Branch

Per:	/s/ (signature)	Per:	/s/ Azita Taravati
Azita Taravati (Authorized Signatory)

Per:		Per:

MIZUHO BANK, LTD.		ICICI BANK CANADA

Per:	/s/ W.M. McFarland	Per:	/s/ Akshay Chaturvedi
	W. M. McFarland		Akshay Chaturvedi
	Senior Vice President		Senior Vice President
	Canada Branch		Corporate & Commercial Banking
ICICI Bank Canada

Per:		Per:	/s/ Sumit Chatterjee
Sumit Chatterjee
AVP, Credit Risk
ICICI Bank Canada

LAURENTIAN BANK OF CANADA

Per:	/s/ Guylaine Couture
Guylaine Couture
Assistant Vice President

Per:	/s/ Vanessa Thibault
Vanessa Thibault
Account Manager

HSBC BANK PLC, as Finnvera Facility Agent

Per:	/s/ (signature)

Per:

THE FINNVERA TERM FACILITY LENDERS:

HSBC BANK PLC		THE TORONTO-DOMINION BANK

Per:	/s/ (signature)	Per:	/s/ Vince Chang
Vince Chang
Managing Director

Per:		Per:	/s/ Sumit Paliwal
Sumit Paliwal
Director
SUMITOMO MITSUI BANKING
CORPORATION OF CANADA

Per:	/s/ Elwood R. Langley
Elwood R. Langley
Managing Director

The undersigned acknowledge having taken cognizance of the provisions of the foregoing First Amending Agreement and consent thereto, and agree that the Guarantees and Security executed by them (A) remain enforceable against them in accordance with their terms, and (B) continue to guarantee or secure, as applicable, all of the obligations of the Persons specified in such Guarantees and Security Documents in connection with the Credit Agreement as defined above, and as amended hereby:

9293-6707 QUÉBEC INC.		9227-2590 QUÉBEC INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

9230-7677 QUÉBEC INC.		9176-6857 QUÉBEC INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

VIDEOTRON L.P., represented by			VIDEOTRON G.P.
its general partner 9230-7677 QUÉBEC INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

VIDÉOTRON INFRASTRUCTURES INC.		4DEGRÉS COLOCATION INC. /
4DEGREES COLOCATION INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

9529454 CANADA INC.		8480869 CANADA INC.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

FIBRENOIRE INC.		SYSTEMES DE FIBRES P2P DU CANADA LTÉE/ CANADIAN P2P FIBRE SYSTEMS LTD.

Per:	/s/ Chloé Poirier	Per:	/s/ Chloé Poirier
	Cholé Poirier		Cholé Poirier
	Vice President and Treasurer		Vice President and Treasurer

Per:	/s/ Jean-François Pruneau	Per:	/s/ Jean-François Pruneau
	Jean-François Pruneau		Jean-François Pruneau
	Vice President		Vice President

SCHEDULE “B”- NOTICE OF BORROWING AND CERTIFICATE

TO:	ROYAL BANK OF CANADA, as Agent

FROM:	VIDÉOTRON LTÉE	DATE:

1) This Notice of Borrowing and Certificate is delivered to you pursuant to the Amended and Restated Credit Agreement dated as of June 16, 2015, and as same may have been further amended (the “Credit Agreement”). All defined terms set forth in this Notice of Borrowing and Certificate shall have the respective meanings set forth in the Credit Agreement

2) We hereby request an Advance under the Revolving Facility/Unsecured Facility {select one} of the Credit Agreement as follows:

(a)	Date of Advance:

(b)	Amount of Advance:

(c)	Currency of Advance ($ or US$):

(d)	Type of Advance:

(e)	Designated Period(s) (if any):

(f)	Maturity Date(s) (if applicable):

(g)	Payment Instruction (if any):

3) We have understood the provisions of the Credit Agreement which are relevant to the furnishing of this Notice of Borrowing and Certificate. To the extent that this Notice of Borrowing and Certificate evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Credit Agreement, we have made such examination or investigation as was, in our opinion, necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

4) WE HEREBY CERTIFY THAT, in our opinion, as of the date hereof:

(a) All of the representations and warranties of the Borrower contained in Article 11 of the Credit Agreement (except where qualified in Article 11 as being made as at a particular date) are true and correct on and as of the date hereof as though made on and as of the date hereof.

(b) All of the covenants of the Borrower contained in Articles 12 and 13 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement have been fully complied with.

(c) If the requested Advance is under the Unsecured Facility, we confirm that the principal amount of the Advances outstanding under the Revolving Facility will not be less than the Threshold Amount on the date the requested Advance under the Unsecured Facility is made.

(d) No Event of Default has occurred and no Default has occurred and is continuing.

Yours truly,

VIDÉOTRON LTÉE

Per:

Title: